UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2017

SHIRE PLC

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	0-29630	98-0601486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Block 2, Miesian Plaza, 50-58 Baggot Street Lower, Dublin 2, Republic of Ireland
(Address of principal executive offices)

Registrant’s telephone number, including area code: +353 1 609 6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 20, 2017, Shire plc (“Shire”) announced that Thomas Dittrich (53) will join Shire as Chief Financial Officer (“CFO”) of Shire. He will also become an Executive member of Shire’s Board of Directors (the “Board”) and a member of the Executive Committee. Mr. Dittrich will assume his roles at Shire in early 2018. Shire has issued the press release attached hereto as Exhibit 99.1 which is incorporated by reference herein.

Mr. Dittrich has served as CFO and a member of the Executive Committee at Sulzer AG (“Sulzer”), a publicly-listed, global industrial engineering and manufacturing company, since joining in August 2014. Mr. Dittrich served as Sulzer’s Chief Executive Officer ad interim between August 2015 and December 2015. Prior to joining Sulzer, Mr. Dittrich worked at Amgen Inc., serving as VP Corporate Controlling and Chief Accounting Officer from 2010 to 2014.

Under his service contract, Mr. Dittrich will be entitled to an annual base salary of CHF 750,000 (approximately US $756,000 at current exchange rates) while he is CFO of Shire. This amount is inclusive of any directors’ fees payable to him. Base salary is reviewed annually. Upon joining Shire, Mr. Dittrich will participate in Shire’s Swiss pension plan and receive certain additional benefits through Shire’s benefits plans. Mr. Dittrich is also eligible to earn an annual bonus under Shire’s Executive Annual Incentive Plan (or such other bonus plan that Shire may determine) with a current target bonus level of 80% of his annual base salary and a maximum of 160% of base salary. 75% of any bonus is payable in cash and 25% in the form of equity compensation pursuant to Shire’s Long Term Incentive Plan (“LTIP”). An annual equity grant will also be made to Mr. Dittrich following appointment under Shire’s LTIP, with a current target award level of 250% of his annual base salary, subject to customary terms applicable to members of the Executive Committee. These awards will normally vest after three years subject to any performance conditions being satisfied, with no consideration payable and have an additional two year holding period

To ensure long-term alignment between Shire’s executive directors and shareholders, Mr Dittrich will be expected, under the terms of Shire’s shareholding guidelines, to own shares in Shire equivalent to 300% of base salary within a five year period upon joining Shire. All shares beneficially owned or deferred under the Executive Annual Incentive plan count towards achieving these guidelines.

Mr. Dittrich’s employment may be terminated without cause by either Shire or Mr. Dittrich giving 12 months’ notice to the other. Following the giving of such notice Shire may accelerate the date of termination but, if it does so, it must pay Mr. Dittrich’s base salary for the remainder of the notice period, and must provide the other benefits due to him for the notice period. If Mr. Dittrich obtains an alternative remunerated position, these payments from Shire will be reduced by the monthly base remuneration from such alternative position. Mr. Dittrich is subject to confidentiality, non-competition, non-solicitation and intellectual property assignment restrictive covenants.

In addition, Mr Dittrich will be entitled to certain awards in recognition of the fact that he will forfeit bonus and long-term incentive awards granted to him by Sulzer, his current employer. In determining the quantum and structure of these awards, the Remuneration Committee was mindful of prevailing best practice and has sought to provide broadly equivalent value and replicate, as far as possible, the timing and performance requirements of remuneration foregone, in line with the Shire Directors’ Remuneration Policy. The awards will be a mixture of cash awards, Shire restricted stock unit awards with performance conditions and Shire performance share unit awards. The amount of the awards to be granted, and the amount of each award that will vest, is unavailable at this time and depends upon the performance, in part, of Sulzer and also, in part, of Shire during the relevant grant or vesting periods. Shire will file an amendment to this Form 8-K to report the amount of any awards once such amount is determined. Vesting of the awards will occur from 2018 through 2021.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibit is filed herewith:

99.1       Press Release dated November 20, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 20, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shire plc

By:	/s/ W R Mordan
	Name:	Bill Mordan
	Title:	Company Secretary

Date: November 24, 2017